Exhibit 10.1

LOAN, GUARANTY AND SECURITY AGREEMENT

Dated as of November 7, 2008

among

EMPIRE INTERACTIVE EUROPE LIMITED

(as Borrower),

EMPIRE INTERACTIVE PLC

(as a Guarantor),

EMPIRE INTERACTIVE, INC.

(as a Guarantor),

SILVERSTAR HOLDINGS, LTD.

(as a Guarantor),

EMPIRE INTERACTIVE HOLDINGS LIMITED

(as a Guarantor),

and

FULL CIRCLE PARTNERS, LP

(as Agent and as a Lender),

and

The other Guarantors, Grantors and Lenders from time to time party hereto

TABLE OF CONTENTS

PAGE
1.	Definitions	1
2.	Borrowings	8
3.	Interest and Fees	10
4.	Representations and Warranties of Credit Parties	12
5.	Collateral	15
6.	Collateral Covenants	17
7.	[Reserved]	18
8.	Negative Covenants	18
9.	Reporting and Information	20
10.	Inspection Rights; Expenses; Etc	21
11.	Rights of Setoff, Application of Payments, Etc	22
12.	Attorney-in-Fact	23
13.	Defaults and Remedies	23
14.	Guaranty	27
15.	Indemnification	32
16.	General Provisions	32
17.	Agent	35

-i-

Attachments:

Schedule

Exhibit A – Form of Borrowing Base Certificate

Exhibit B – Form of Compliance Certificate

Exhibit C – Form of Note

Exhibit D – Form of Irrevocable Instructions

-ii-

LOAN, GUARANTY AND SECURITY AGREEMENT

This LOAN, GUARANTY AND SECURITY AGREEMENT (this “Agreement”) is entered into as of this 7th day of November, 2008, among Empire Interactive Europe Limited, a company organized under the laws of England (“Empire Europe” or “Borrower”), Empire Interactive, Inc., a corporation incorporated under the laws of Maryland (“Empire US”), Silverstar Holdings, Ltd., a company organized under the laws of Bermuda (“Silverstar Holdings”), Empire Interactive Plc, a company organized under the laws of England (“Empire UK”), and Empire Interactive Holdings Limited, a company organized under the laws of England (“Empire Holdings”), each as a Guarantor, and Full Circle Partners, LP, a Delaware limited partnership (“Full Circle”), as a Lender and Agent for the Lenders from time to time party hereto (in such capacity, “Agent”).

RECITALS:

WHEREAS, Borrower has requested that Lenders provide Borrower with a secured lending facility;

WHEREAS, Empire US and each other Guarantor depends on the development, marketing, distribution, technical, legal and financial infrastructure of the Borrower, and Empire US and each other Guarantor acknowledges that the proceeds of Loans made hereunder to the Borrower are expected to enhance the value and prospects of the Borrower, and thereby directly and materially benefit Empire US and each other Guarantor; and

WHEREAS, Lenders are willing to provide a secured lending facility to Borrower on the terms set forth in this Agreement.

NOW, THEREFORE, Borrower, Lenders, Agent and Guarantors hereby agree as follows:

1.	Definitions

“Accounts” means all presently existing or hereafter arising accounts receivable due to any Grantor (including medical and health-care-insurance receivables), book debts, notes, drafts and acceptances and other forms of obligations now or hereafter owing to such Grantor, whether arising from the sale or lease of goods or the rendition of services by such Grantor (including any obligation that might be characterized as an account, contract right, general intangible or chattel paper under the UCC), all of such Grantor’s rights in, to and under all purchase orders now or hereafter received by such Grantor for goods and services, all proceeds from the sale of Inventory, all monies due or to become due to such Grantor under all contracts for the sale or lease of goods or the rendition of services by such Grantor (whether or not yet earned) (including the right to receive the proceeds of said purchase orders and contracts), all collateral security and guarantees of any kind given by any Grantor with respect to any of the foregoing, and all goods returned to or reclaimed by such Grantor that correspond to any of the foregoing.

“Affiliate” means, with respect to a Person, (a) any family member, officer, director or managing agent of such Person, and (b) any other Person (i) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person, (ii) that, directly or indirectly beneficially owns or holds 10% or more of any class of voting stock or partnership or other interest of such Person or any subsidiary of such Person, or (iii) 10% or more of the voting stock or partnership or other interest of which is directly or indirectly beneficially owned or held by such Person or a subsidiary of such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other interests, by contract or otherwise.

“Agent” means Full Circle in its capacity as agent for the Lenders under the Loan Documents and any successor in such capacity appointed pursuant to Section 17.

“Agreement Date” means the date as of which this Agreement is dated.

“Atari Agreement” means the distribution agreement between Atari, Inc. and Empire US dated as of August 13, 2008.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:

(a)       a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person of all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b)       such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Base Rate” means, at any time, the greater of (a) the Prime Rate, or (b) LIBOR, provided that at no time shall the Base Rate be less than 4.50% per annum.

“Borrowing Base” has the meaning set forth in Item 1 of the Schedule.

“Borrowing Base Certificate” means the certificate, substantially in the form of Exhibit A, with appropriate insertions, to be submitted to Agent by the Borrower pursuant to this Agreement and certified as true and correct by the Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer of the Borrower.

“Business Day” means any day excluding Saturday, Sunday, and any day, which is a legal holiday under the laws of the State of New York or which, is a day on which Agent or a Lender is otherwise closed for transacting business with the public.

“Change of Control” means the occurrence of one or more of the following events: (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than Silverstar Holdings becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 40% of the total voting power of Equity Interests of Borrower or Empire US (for the purpose of this clause (1) a person shall be deemed to beneficially own the voting power of common stock of a corporation that is beneficially owned (as defined above) by another corporation (a “parent corporation”) if such person beneficially owns (as defined above) at least 50% of the aggregate voting power of all classes of voting Equity Interests of such parent corporation); or (2) the adoption of a plan relating to the liquidation or dissolution of Borrower or Empire US.

“Collateral” has the meaning set forth in Section 5(a).

“Commitment” means $2,100,000.

“Credit Parties” means the Borrower and the Guarantors.

“Debenture” means the debenture dated on or about the date hereof with respect to a fixed and floating charge over substantially all the assets of the Borrower.

“Default” has the meaning set forth in Section 13(a).

“EJAY” means the Ejay music software label owned by Borrower.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Euler Hermes” means Euler Hermes UK plc.

“EUK” means Entertainment UK Limited.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination and applied on a consistent basis.

“General Intangibles” means all of the Grantors’ present and future general intangibles and all other presently owned or hereafter acquired intangible personal property of such Grantor’s (including payment intangibles and any and all choses or things in action, goodwill, patents and patent applications, tradenames, servicemarks, trademarks and trademark applications, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, infringement claims, software, computer programs, computer discs, computer tapes, domain names, domain registrations, literature, reports, catalogs, deposit accounts, tax refunds and tax refund claims) as well as such Grantor’s books and records relating to any of the foregoing.

“Goods” means all of the Grantors’ present and hereafter acquired goods, as defined in the UCC, wherever located, including imbedded software to the extent included in “goods” as defined in the UCC, manufactured homes, and standing timber that is cut and removed for sale.

“Grantor” means the Borrower and Empire US.

“Guaranteed Obligations” has the meaning set forth in Section 14.

“Guarantor” means Silverstar Holdings, each Subsidiary of a Borrower from time to time, Empire Holdings, Empire UK, and any other Person that has guaranteed all or any part of the Obligations.

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; and (ix) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) obligations of such Person in respect of any exchange traded or over the counter derivative transaction.

“Inventory” means all of the Grantors’ inventory as defined in the UCC, together with all of such Grantor’s present and future inventory, including goods held for sale or lease or to be furnished under a contract of service and all of such Grantor’s present and future raw materials, work in process, finished goods, shelving and racking upon which the inventory is stored and packing and shipping materials, wherever located, and any documents of title representing any of the above.

“Lender” means a Lender having a share of the Commitment or holding Loans from time to time.

“Lien” means any security interest, security title, mortgage, deed to secure debt, deed of trust, lien, pledge, charge, conditional sale or other title retention agreement, or other encumbrance of any kind in respect of any property, including the interest of each lessor under any capitalized lease in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

“LIBOR” means, at any time, an interest rate per annum equal to the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) as published in the “Money Rates” section of The Wall Street Journal (or another national publication selected by the Agent) as the one month London Interbank Offered Rate for United States dollar deposits or such other language (or, if such page shall cease to be publicly available or, if the information/description contained on such page, in Agent’s sole judgment, shall cease to accurately reflect such London Interbank Offered Rate, then such rate as reported by any publicly available recognized source of similar market data selected by Agent that, in Agent’s reasonable judgment, accurately reflects such London Interbank Offered Rate).

“Loan Documents” means, collectively, this Agreement, the Debenture, the Pledge Agreement, and any other agreements, instruments, certificates (including any Borrowing Base Certificate) or other documents entered into in connection with this Agreement, including collateral documents, validity agreements, the Control Agreement, the Irrevocable Instructions, security agreements, pledges, guaranties, mortgages, deeds of trust, assignments and subordination agreements, warrant agreements any other agreement executed or delivered by any Obligor or any Affiliate of any Obligor pursuant hereto or in connection herewith.

“Loans” means the total of all loans and advances made to the Borrower hereunder and all interest fees and expense reimbursement obligations of the Borrower relating thereto.

“Maturity Date” means April 7, 2009.

“Maximum Amount” means the lesser of (x) the Borrowing Base (after giving effect to the reserves set off against the Borrowing Base as described in Item 1 of the Schedule), minus the amount outstanding under the Loan, and (y) the Commitment, minus the amount outstanding under the Loan.

“Obligations” means all Indebtedness, obligations and liabilities of the Obligors to Agent, Lenders and their respective Affiliates under this Agreement and the Loan Documents of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, including any overdrafts, whether for payment or performance, now existing or hereafter arising, whether presently contemplated or not, regardless of how the same arise, or by what instrument, agreement or book account they may be evidenced, or whether evidenced by any instrument, agreement or book account, including, but not limited to, all loans (including any loan by modification, renewal or extension), all Indebtedness arising from any derivative transactions, all undertakings to take or refrain from taking any action, all Indebtedness, liabilities or obligations owing from any Obligor to others which Lender may have obtained by purchase, negotiation, discount, assignment or otherwise, and all interest, taxes, fees, charges, expenses and attorney’s fees actually incurred (whether or not such attorney is a regularly salaried employee of a Lender or any of its Affiliates) chargeable to an Obligor or reasonably incurred by Agent or a Lender, in the case of each of the foregoing, under this Agreement or the Loan Documents.

“Obligee Grantor” has the meaning set forth in Section 14.

“Obligor” means each Credit Party, any validity guarantor under the Validity Agreements, or any other Person primarily or secondarily, directly or indirectly, liable on any of the Obligations.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Permitted Liens” means (i) Liens in favor of Agent for the benefit of Lenders granted pursuant to a Loan Document, (ii) Liens for taxes if obligations with respect to such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, or for taxes not yet due and payable (iii) statutory Liens of landlords, of carriers, warehousemen, mechanics, repairman, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 4129n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business; (iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof; (v) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the value or use of the property to which such Lien is attached or with the ordinary conduct of the business of the Borrower; (vi) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder; (vii) purported Liens evidenced by the filing of precautionary UCC financing statements relating to solely to operating leases of personal property entered into in the ordinary course of business; (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (ix) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; (x) non-exclusive licenses or sublicenses of patents, trademarks, and other intellectual property rights granted by the Grantor in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Grantor; (xi) Liens existing as of the date hereof set forth on Item 2 of the Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

“Pledge Agreement” means the pledge agreement, dated as of the date hereof, by and between Empire Holdings and the Agent, for the benefit of Lenders, with respect to the pledge of 100% of the Equity Interests in Empire US.

“Policy” means Euler Hermes Commercial and Political Risks Policy Number 189071501 with respect to Borrower.

“Prime Rate” means, at any time, the greater of (i) 4.50% and (ii) the rate of interest noted as of the first Business Day of each month in The Wall Street Journal, Money Rates section, as the ‘Prime Rate’ (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks) (the “WSJ Prime Rate”). In the event that The Wall Street Journal quotes more than one rate, or a range of rates, as the WSJ Prime Rate, then the WSJ Prime Rate shall mean the average of the quoted rates. In the event that The Wall Street Journal ceases to publish a WSJ Prime Rate, then the WSJ Prime Rate shall be the average of the “prime” or “base” rates quoted by the three (3) largest U.S. money center commercial banks, as determined by Lender. The Prime Rate may not be the lowest or best rate at which Agent calculates interest or extends credit. Any change in the Prime Rate shall be effective for purposes of calculating interest hereunder as of the date of such change.

“Subsidiary” of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests; provided, that to the extent that the UCC is used to define any term herein or in any other documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

“Validity Agreements” means each of the validity agreements dated as of the date hereof by each of Clive Kabatznik, Vipul Patel, and Karim Farghaly, in favor of the Agent on behalf of the Lenders.

Other Definitional Provisions. References to the “Schedule” or any “Section” or “Exhibit” refer to the Schedule or a section or exhibit, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement: words importing any gender include the other genders; the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement; references to any Person includes their respective permitted successors and assigns or people succeeding to the relevant functions of such Persons; any and all terms which are defined in the UCC and are not defined herein shall be construed and defined in accordance with the definition of such terms under the UCC; all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and all references to time of day shall refer to New York, New York time.

Standards. Agent will determine eligibility and the loan value of Collateral, in Agent’s reasonable judgment, consistent with Agent’s experience, prudent business judgment and standards of commercial reasonableness applicable to similar credits and in good faith. Any Loans requested by the Borrower and made by the Lenders or at any time outstanding in excess of the Borrowing Base or any other limitation set forth in this Agreement will, nevertheless, be subject to the terms of this Agreement, will constitute Obligations for all purposes secured by the Collateral.

2.	Borrowings
(a)	Loans.

(i)        From time to time prior to the Maturity Date and subject to the other terms and conditions of this Agreement, the Borrower may request, and each Lender severally may at its sole discretion agree to lend to the Borrower, Loans; provided that the aggregate amount requested by the Borrower may not exceed (A) the Commitment or (B) the Maximum Amount.

(ii)	Loans that are repaid may not be reborrowed.

(iii)      Repayment of Loans. The entire unpaid balance of the Loan shall be due and payable on the Maturity Date. Further, 100% of the proceeds of any Collateral shall be immediately applied to pay the Obligations.

(b)       Persons Authorized to Request Loans. The Borrower hereby authorizes and directs the Lenders to make Loans to or for the benefit of Borrower upon receipt of instructions from any of the persons listed on Item 3 of the Schedule. Neither Agent nor Lenders shall have any liability whatsoever to the Borrower or any other Person for acting upon any such instructions which Agent, in good faith, believes were given by any such person, and Agent shall have no duty to inquire as to the propriety of any disbursement. Agent and the Lenders are hereby authorized to make the Loans provided for herein based on instructions received by facsimile, electronic mail, telephone or other method of communication from any of such persons. Although Agent shall make a reasonable effort to determine the person’s identity, Agent shall not be responsible for determining the authenticity of any such instructions, and Agent and the Lenders may act on the instructions of anyone it reasonably perceives to be one of the persons authorized to request Loans hereunder. Agent shall have the right to accept the instructions of any of the foregoing persons unless and until Agent actually receives from a Borrower (in accordance with the notice provisions of this Agreement) written notice of termination of the authority of that person. The Borrower may change persons designated to give Agent borrowing instructions only by delivering to Agent written notice of such change. The Borrower will ensure that each telephone instruction from any person designated in or pursuant to this paragraph shall be followed by written confirmation of the request for disbursement in such form as Agent makes available to the Borrower from time to time for such purpose; provided, however, that a Borrower’s failure to provide written confirmation of any telephonic instruction shall not invalidate such telephonic instruction.

(c)       Conditions to Making Loans. The Borrower acknowledges that neither Agent nor any Lender has any obligation to make Loans to the Borrower and any such Loan shall be at the absolute and sole discretion of each Lender.

(d)	Payment of Obligations Generally.

(i)        The Borrower shall make each payment required hereunder or under any other Loan Document without setoff, deduction or counterclaim (except as may be required by applicable law or regulation).

(ii)       Upon the occurrence and during the continuance of a Default, the Borrower shall pay all of the Obligations at the Prepayment Prices set forth in Section 2(e) upon demand (except in the case of a Default specified in Section 13(a)(viii) in which case such amounts shall become automatically due immediately upon such occurrence).

(iii)      If no valid demand is earlier made, Borrower will repay all Obligations in full, without demand or notice, on the Maturity Date.

(iv)      All payments made by the Borrower hereunder shall be made in immediately available funds.

(v)       Each payment of principal, interest and fees with respect to the Loans shall be paid to Agent for the ratable benefit of each Lender, in proportion to each Lender’s respective portion of the Commitment or Loan as applicable.

(e)       Mandatory Prepayments. The Borrower shall make mandatory prepayments of the Loans in an amount equal to 100% of the net proceeds from (i) the sale or other liquidation of the Collateral, (ii) the sale of the Equity Interests or assets of eJay (provided that such proceeds may, at the discretion of the Borrower, be used to repay to the existing facility with Barclays), (iii) the sale of existing franchises (e.g., titles such as Flat Out and Big Mutha Truckers), (iv) the sale of franchises which currently are, or in the future become, games in the process of development and (v) royalties and/or license fees related to an arrangement concerning a franchise occurring outside the ordinary course of business (such payments, “Mandatory Prepayments”). Mandatory Prepayments are subject to prepayment prices (the “Prepayment Prices”) equal to 104% of the outstanding Loans as of such date, except that with respect to the sale of Ejay prior to the Maturity Date, the Prepayment Price shall be 102% of the outstanding Loans as of such date, with respect to the amounts repaid from such proceeds.

(f)        Termination on Default. Notwithstanding the foregoing, should a Default occur and be continuing, the Lenders will have the right to terminate this Agreement at any time without notice, subject to the provisions of Section 13 hereunder.

(g)       Survival. Notwithstanding termination of this Agreement, all the terms, conditions, and provisions hereof (including Agent’s and Lenders security interest in the Collateral, but excluding any obligations of Agent or Lenders hereunder) will continue to be fully operative until all Obligations have been paid and satisfied.

(h)       Payments as Loans. Borrower’s failure to pay any amount due under this Agreement or any other Loan Document, whether for principal, interest, fees, premiums, costs, expenses or other Obligation, shall be deemed to be a request by Borrower for a Loan hereunder, and Agent on behalf of Lenders may charge Borrower’s loan account for any such amount. Additionally, if Lenders determine in their reasonable judgment that extensions of credit are reasonably necessary to protect the Collateral, Agent is hereby authorized to make such extensions of credit and charge them to Borrower’s loan account.

(i)        Ranking. All Loans and other Obligations shall constitute, as against all other debts and liabilities of Borrower, senior nonsubordinated obligations of the Borrower. Subject to the provisions of this Agreement, Borrower covenants that it will not incur, assume, become or remain liable for any debt or liability that is, by its express terms subordinated in right of payment to any other obligation, unless such debt or liability is subordinated (on terms permitted hereby or approved by the Agent) to all of the Loans and other Obligations.

(j)        Application of Remittances. Borrower will cause the proceeds of contracts, Accounts, revenue and other Collateral to be forwarded by all Persons directly to an account designated by Agent and over which Agent has control, pursuant to a deposit account control agreement in form and substance satisfactory to Agent (the “Borrower Control Agreement”). Empire US will cause the proceeds of the Accounts under the Atari Agreement to be paid directly to an account of First Capital, for the benefit of the Agent (the “Control Account”).

3.	Interest and Fees

(a)       Interest on Loans. Borrower will pay Agent for the benefit of Lenders or, at Agent’s option, Agent may charge Borrower’s loan account with, interest on the average daily net principal amount of Loans outstanding hereunder, calculated monthly and payable on the first Business Day of each calendar month, at a rate (computed on the basis of the actual number of days elapsed over a year of 360 days) (the “Interest Rate”) equal to the sum of (i) the Base Rate, plus (ii) the interest margin specified in Item 6 of the Schedule (the “Interest Margin”). The

Interest Rate may not be the lowest or best rate at which Lender calculates interest or extends credit.

(b)       Default Interest. To the extent permitted by law and without limiting any other right or remedy of Agent or Lenders hereunder, whenever there a Default has occurred and is continuing under this Agreement, the rate of interest on the unpaid principal balance of the outstanding Obligations shall, at the option of Lenders, be increased by adding the default margin identified on Item 7 of the Schedule to the interest rates otherwise in effect hereunder. Agent, on behalf of Lenders, may charge such default interest rate retroactively beginning on the date the applicable Default first occurred or existed. Borrower acknowledges that: (i) such additional rate is a material inducement to Lenders to make the Loans described herein; (ii) Lenders would not have made the Loans in the absence of the agreement of Borrower to pay such additional rate; (iii) such additional rate represents compensation for increased risk to Lenders that the Loans will not be repaid; and (iv) such rate is not a penalty and represents a reasonable estimate of (A) the cost to Lenders in allocating its resources (both personnel and financial) to the ongoing review, monitoring, administration and collection of the Loans, and (B) compensation to Lenders for losses that are difficult to ascertain. In the event of termination of this Agreement by either party hereto when such charge has otherwise become payable, Lenders entitlement to this charge will continue until all Obligations are paid in full.

(c)       Fees. The Borrower will pay to Agent on behalf of Lenders the fees set forth in Item 8 of the Schedule.

(d)       No Usury. The Borrower acknowledges that neither Agent nor Lenders intends to reserve, charge or collect interest on money borrowed under this Agreement at any rate in excess of the rates permitted by applicable law and that, should any interest rate provided for in this Agreement exceed the legally permissible rate(s), the rate will automatically be reduced to the maximum rate permitted under applicable law. If Agent or Lenders should collect any amount from Borrower which, if it were interest, would result in the interest rate charged hereunder exceeding the maximum rate permitted by applicable law, such amount will be applied to reduce principal of the Obligations or, if no Obligations remain outstanding, will be refunded to Borrower.

(e)       Monthly Statements. Agent will render a statement to Borrower each month for loans, payments, and other transactions pursuant to this Agreement, and such statement rendered by Agent will be binding upon Borrower unless Agent is notified in writing to the contrary within thirty (30) days after the date such statement is rendered, absent manifest error.

(f)        Market Disruption Event. If, at any time, Agent determines (which determination shall be conclusive and binding) that (a) by reason of circumstances affecting the London interbank market generally, adequate and fair means do not exist for ascertaining LIBOR for the following month as provided in subsection 3(a) hereof, or (b) disruptions in the short term money markets have materially and adversely affected any Lender’s cost of funds such that the interest rate hereunder does not adequately or fairly reflect such Lender’s cost of making, funding or maintaining the loan hereunder, a “Market Disruption Event” will be deemed to have occurred and the Agent shall promptly notify the Borrower thereof. The rate of interest hereunder (the “Adjusted Rate of Interest”) shall be adjusted and shall thereafter be a rate equal to the sum of (x) the rate that Agent determines (which determination shall be conclusive and binding), expressed as a percentage rate per annum, to be the cost to such Lender of funding the loan from whatever source it may reasonably elect, plus (y) the Interest Margin. Agent shall give prompt notice to Borrower of the Adjusted Rate of Interest.

Borrower shall begin to be charged interest at the Adjusted Rate of Interest effective as of the first day of the month following the month in which Agent provides notice thereof to Borrower, provided, however, that if Borrower is unwilling to accept the Adjusted Rate of Interest, it may terminate this Agreement and prepay all amounts due hereunder within thirty (30) days of the effective date of the Adjusted Rate of Interest without paying a prepayment fee.

4.	Representations and Warranties of Credit Parties

(a)       Authority, Compliance with Laws, Litigation, No Material Adverse Change, Etc. The Credit Parties represent and warrant to Agent and Lenders that each Grantor’s exact legal name, type of organization, jurisdiction of organization and organizational identification number are fully and accurately set forth on Item 9 of the Schedule, and that (i) each Credit Party is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) the execution, delivery, and performance of this Agreement and the other Loan Documents are within such Credit Party’s corporate powers, have been duly authorized, do not violate such Credit Party’s Organizational Documents, any material law or material regulation, including without limitation, any law or regulation relating to occupational health and safety or protection of the environment, applicable to such Credit Party, or any indenture, material agreement, or material undertaking to which such Credit Party is a party or by which such Credit Party or such Credit Party’s property is bound; (iii) this Agreement and the other Loan Documents to which such Credit Party is a party constitute valid, binding and enforceable obligations of such Credit Party in accordance with the terms hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws applicable to creditors’ rights generally or by generally applicable equitable principles affecting the enforcement of creditors’ rights; (iv) the Credit Parties have no Subsidiaries or other investments in other Persons, except as set forth on Item 10 of the Schedule; (v) such Credit Party is in compliance in all material respects with all laws, rules and regulations applicable to such Credit Party, including laws, rules or regulations concerning the environment, occupational health and safety and pensions or other employee benefits; (vi) except as set forth on Item 11 of the Schedule, there is no litigation or investigation pending against such Credit Party (or, so far as such Credit Party is aware, threatened) which, if it were decided adversely to such Credit Party, could reasonably be expected to have a material adverse effect on such Credit Party and its Subsidiaries, the financial or operational condition of such Credit Party and its Subsidiaries or their prospects taken as a whole (taking into account any insurance coverage that has been acknowledged by the insurer); (vii) other than Indebtedness that is to be repaid from the proceeds of the first advance hereunder, such Credit Party is not indebted to any other Person for money borrowed nor has such Credit Party issued any guaranty of payment or performance by any other Person, except as set forth on Item 12 of the Schedule; (viii) since the date of the financial statements of the Credit Parties most recently delivered to Lender, there has been no material adverse change in the business of the Credit Parties and their Subsidiaries the financial or operational condition of Credit Parties and their Subsidiaries or their business prospects, taken as a whole; and (ix) each such Credit Party is receiving fair value with respect to the Loans under this Agreement.

(b)       Title to Assets, Other Collateral Matters. The Credit Parties represent and warrant to Agent and Lenders that: (i) each Grantor has good and marketable title to the Collateral as set forth in Item 18 of the Schedule, free of all Liens except for Permitted Liens, and no financing statement, mortgage, notice of Lien, deed of trust, security agreement, or any other agreement or instrument creating or giving notice of any Lien against any of the Collateral has been signed, authorized or delivered by any Grantor, except in Agent’s (on behalf of Lenders) favor or with respect to Permitted Liens; (ii) all Equipment is in good condition and state of repair, ordinary wear and tear excepted and is currently usable or saleable in the ordinary course of such Grantor’s business; (iii) all Collateral meets applicable government standards; (iv) in the past five years, except as set forth on Item 13 of the Schedule (A) such Grantor has not used any other legal, trade or fictitious names, and (B) such Grantor has not been a party to any merger or purchased assets from any other Person other than in the ordinary course of business; (v) each lease or other material agreement of such Grantor is in full force and effect, enforceable against the parties thereto and no material default thereunder has occurred and is continuing; and (vi) each permit, license or approval required for the ownership or operation of its assets has been obtained by the applicable Grantor and is in full force and effect, and any waiting periods with respect thereto have terminated.

(c)       Ownership Structure. Borrower represents and warrant to the Agent and Lenders that (i) Item 15 of the Schedule accurately describes the ownership of the Grantors, and (ii) the entities and individual(s) listed on Item 15 of the Schedule have, directly or indirectly, voting and managerial control of Borrower.

(d)       Capitalization. Borrower represents and warrants to Agent and the Lenders that the capitalization of Silverstar Holdings is as set forth on Item 29 of the Schedule.

(e)       Intellectual Property. The Credit Parties represent and warrant to the Agent and the Lenders that (i) Item 28 of the Schedule sets out a complete and accurate list of patents, trademarks, trade names and copyrights that each Grantor owns, is licensed or otherwise has the lawful right to use that is material to its condition (financial or otherwise) and the conduct of its business, (ii) each Grantor owns, is licensed or otherwise has the lawful right to use the permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes necessary and sufficient for the conduct of its business as currently conducted which are material to its condition (financial or otherwise), operations, performance and prospects, (iii) there are no claims pending or, to Credit Parties’ knowledge, overtly threatened that the Grantors are infringing or otherwise adversely affecting the rights of any Person with respect to such permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes, except for such claims and infringements as do not, in the aggregate, give rise to any liability on the part of any Grantor, which has or is reasonably likely to have a material adverse effect on the Grantors, the financial or operational condition of the Grantors or their prospects, in each case, taken as a whole, and (iv) the consummation of the transactions contemplated by the Loan Documents will not impair the Grantors’ ownership for rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how or processes in any manner which has or is reasonably likely to have a material adverse effect on the Grantors, the financial or operational condition of the Grantors, or the prospects thereof.

(f)        Subsidiaries. Each of Empire US and Borrower represents and warrants to the Agent and to each Lender that it has no Subsidiaries.

(g)       Additional Representations. The Credit Parties represent and warrant to the Agent and to each Lender that: (i) no Credit Party is engaged as one of its principal activities in owning, carrying or financing the purchase or ownership by others of “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System); (ii) each Grantor owns no real property and leases no real property other than as listed on Item 16 of the Schedule; (iii) a true, correct and complete list of any warehousemen, processors, consignees or other bailees with possession or control of any Inventory of any Grantor is set forth on Item 16 of the Schedule; and (iv) a list and brief description of all bank accounts maintained by each Grantor with any bank or financial institution is set forth on Item 17 of the Schedule.

(h)       Policy. The Credit Parties represent and warrant that Accounts constituting Collateral (excluding the EUK Accounts and Accounts under the Atari Agreement), when generated by actual customer orders, are fully covered and fully insured under the Policy.

(i)        Accounts Receivable; Credit Notes. The Credit Parties represent and warrant to the Agent on the Closing Date, and on each date that the Schedules to Item 18 of the Schedule may be updated in accordance with this Agreement, that:

(i) Item 18 of the Schedule sets forth a complete and accurate list of (1) invoices issued as of the Closing Date (or the date on which Item 18 of the Schedule has been updated in accordance with this Agreement) pursuant to the Atari Agreement (set forth on Schedule III to Item 18 of the Schedule), and (2) customer orders (set forth on Schedule I on Item 18 of the Schedule) (“Customer Orders”) existing as of the Closing Date (or the date on which Item 18 of the Schedule has been updated in accordance with this Agreement) available under the Borrowing Base, and those which the Credit Parties expect to be in existence and available under the Borrowing Base (the items set forth on Schedules I and III, the “Receivables Collateral”);

(ii) (1) each Customer Order listed on Item 18 of the Schedule has been entered into substantially on the basis of the Credit Parties’ standard contractual terms of conditions with respect to such purchase orders, (2) none of the Customer Orders listed on Item 18 of the Schedule shall have been entered into on a “sale and return” basis, and the Credit Parties covenant that they shall not enter into purchase orders on a “sale and return” basis, (3) to the extent that Customer Orders listed on Item 18 of the Schedule are expected to be available under the Borrowing Base but are not yet in existence, the Credit Parties covenant that they shall enter into such Customer Orders substantially on the same contractual terms and conditions as the existing Customer Orders listed on Item 18 of the Schedule; and (4) no Customer Order is or shall be subject to any set-off, withholding, or other deductions (other than as provided for in clause (iii) below);

(iii) no credit note provision for any Customer Order exceeds 15%; and

(iv) no Customer Order is or shall be subject in any manner to any previous or future credit note provisions.

In the event that any of the aforementioned representations, warranties and covenants is inaccurate, in addition to the remedies of the Agent and Lenders pursuant to Section 13, the relevant Customer Order or invoice shall immediately cease to be eligible for inclusion in the Borrowing Base.

5.	Collateral

(a)       Grant of Security Interest. To induce Lenders to accept this Agreement and to make loans to Borrower from time to time pursuant to its terms, each Grantor hereby grants to Agent on behalf of Lenders, a security interest in, and assigns, mortgages and pledges to Agent on behalf of Lenders, all of such Grantor’s right, title and interest in and to all of the following property, whether real or personal, tangible or intangible, now owned or existing or hereafter acquired or arising (together with the pledge of the Equity Interests held by Empire Holdings in Empire US pursuant to the Pledge Agreement, the pledge of the equity interests in the Borrower and Empire Holdings pursuant to the Debenture, and property of the Grantors subject to the Borrower Control Agreement and the Control Account, collectively, the “Collateral”):

(i)        all Accounts, contractual rights, Inventory, Goods, General Intangibles, Negotiable Collateral, and other agreements and all rights title and interests in and to, and payments under, any of the foregoing which comprise a portion of, or relate to, the Receivables Collateral;

(ii)	all documents, books and records relating to any Collateral;

(iii)      all patents, trademarks, royalty rights, copyrights, technology, know-how and other intellectual property relating to the Collateral (if any);

(iv)      all other property of such Grantor now or hereafter in the possession or control of Agent or Lender relating to the Collateral (including cash, money, credits and balances of such Grantor held by or on deposit with Agent or Lender);

(v)       (x) all other assets of any Grantor in which a Grantor grants to Agent or Lender receives a security interest to secure all or part of the Obligations, or (y) which hereafter come into the possession, custody or control of Agent or Lenders relating to the Collateral; and

(vi)      all proceeds and products of all of the foregoing in any form, including amounts payable under any policies of insurance insuring all or any of the foregoing against loss or damage, all parts, accessories, attachments, additions, replacements, substitutions and accessions to or for all or any of the foregoing, all condemnation or requisition payments with respect to all or any of the foregoing and all increases and profits received from all or any of the foregoing.

(b)       Obligations. Such grant, assignment, mortgage and transfer is made for the purpose of securing and the Collateral secures and will continue to secure all of the Obligations.

6.	Collateral Covenants

(a)       Accounts. Grantors will notify Agent promptly of and settle all material disputes regarding Accounts, but, after a Default has occurred and is continuing, if Agent so elects, Agent will have the right at all times and acting in good faith to settle, compromise, adjust, or litigate all such material disputes directly with the Person disputing the Account upon such terms and conditions as Agent deems advisable without incurring liability to any Grantor for Agent’s performance of such acts. All of Grantors’ books and records concerning Accounts and a copy of Grantors’ general ledger will be maintained at the address of each such Grantor specified in Section 16. All Accounts included on any Borrowing Base Certificate will be, except as indicated on such Borrowing Base Certificate or subsequently in writing to Lender, bona fide and existing obligations arising out of the sale of goods and/or the rendering of services by a Borrower in the ordinary course of such Borrower’s business, owned by and owing to such Borrower without defense, setoff or counterclaim, and will be subject to a perfected, first-priority security interest in Lender’s favor and will be free and clear of all other Liens except Permitted Liens.

(b)       Defense of Title. All Collateral will at all times be owned by a Grantor, and each Grantor will defend its title to all material items or groups of items of the Collateral against the claims of third parties, other than holders of Permitted Liens. Each Grantor will at all times keep accurate and complete records of the Collateral.

(c)	Perfection; Further Assurances.

(i)        Each Grantor will give Agent at least 30 days’ prior written notice of any change in its name, jurisdiction of organization or organizational identification number, any change in the location of its principal place of business or chief executive office, any change in the locations of its Equipment and any acquisition by a Grantor of any interest in real property.

(ii)       Each Grantor will, at Borrower’s expense, promptly execute and deliver from time to time at Agent’s request and pay the costs of filing such additional financing statements, or other evidences of Liens as may be necessary or desirable to perfect or continue perfection of Agent’s (on behalf of Lenders) security interest in such Grantor’s property constituting Collateral or, at Agent’s request, to create and perfect a Lien on newly acquired property.

(iii)      In the event that any Collateral, including proceeds, is evidenced by or consists of negotiable Collateral, each Grantor shall, immediately upon written request therefor from Agent, endorse and assign such negotiable Collateral over to Lenders and deliver actual physical possession of the negotiable Collateral to Agent on behalf of Lenders to be held as Collateral hereunder.

(d)       Insurance. The Borrower shall maintain a policy or policies of general liability insurance and products liability insurance naming Agent on behalf of the Lenders as additional insured, insuring Borrower and Lenders against any liability arising from the conduct of Borrower’s business, which insurance shall be in an amount reasonably acceptable to the Agent, but in no event less than that currently maintained by Borrower provided however, that at the reasonable request of the Agent upon the growth of the business of the Borrower, the Borrower shall increase the amount of general liability and products liability insurance. In addition, Borrower shall maintain a policy or policies of insurance naming Agent on behalf of the Lender as additional insured and loss payee insuring Borrower’s physical assets against risk of damage, loss and destruction in accordance with customary industry standards, in amounts reasonably acceptable to the Agent, but in no event not less than that currently maintained by Borrower unless consented to by Lenders and with an insurance company or companies as reasonably approved by Agent. Each such policy shall provide that it cannot be canceled or materially altered unless Agent is given at least thirty (30) days’ advance written notice. In addition, Borrower shall deliver to Agent a copy of the Policy, which shall be assigned to the benefit of the Agent, on behalf of the Lenders, pursuant to the Debenture. To the extent eligible, the Borrower shall procure that Accounts payable to Empire US are added to the Policy, at the expense of the Borrower.

(e)       Financing Statements. Agent on behalf of Lenders may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral and which contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor. Each Grantor agrees to furnish any such information to Agent promptly upon request. Any such financing statements, continuation statements or amendments may be signed by Agent on behalf of such Grantor or filed by Agent without the signature of such Grantor and may be filed at any time in any jurisdiction. Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement naming such Grantor as the debtor and Agent on behalf of Lenders’ as the secured party without the prior written consent of Agent, and such Grantor agrees that it shall not do so without the prior written consent of Agent.

(f)	Policy.

(i) The Credit Parties shall cause Agent to be named as a loss payee under the Policy, with sole first payee rights with respect to the Collateral. To the extent the Policy is not available for any Account (excluding the EUK Accounts and Accounts under the Atari Agreement), Borrower shall, at its sole expense, acquire insurance substantially similar to the Policy, in form and substance satisfactory to the Agent. The Credit Parties shall use commercially reasonable efforts to extend the Policy to the EUK Accounts and the Accounts under the Atari Agreement on commercially reasonable terms.

(ii)       The Credit Parties jointly and severally represent and warrant that the Credit Parties are currently in compliance in all material respects with the Policy, and hereby covenant, jointly and severally, that the Credit Parties will comply in all material respects with all requirements of the Policy, including, but not limited to (A) reporting in a timely fashion any accounts subject to the £5,000 Free Reporting Limit (as defined in the Policy), and (B) updating Euler Hermes in a timely manner of any account which exceeds the £10,000 Discretionary Limit (as defined in the

Policy) according to the procedures outlined in the Policy and promulgated by Euler Hermes from time to time.

(iii)      The Credit Parties further covenant, jointly and severally, that the Credit Parties shall not extend the terms of any order or account on Schedule 1 to the Borrowing Base (other than the EUK Accounts) in a manner which would cause such order or account to be uninsured, including, but not limited to, extending the Maximum Terms of Payment (as defined in the Policy) beyond 30 days.

(g)	Control Agreement and Control Account.

(i)        The Credit Parties represent and warrant, jointly and severally, to the Agent that they have instructed obligors on the Accounts listed on Schedule I to Item 18 of the Schedule to make all payments with respect to such Accounts into the Borrower Control Agreement as of the Closing Date.

(ii)       The Credit Parties covenant, jointly and severally, to the Agent that the Credit Parties shall issue irrevocable instructions in writing to Atari, Inc within three (3) Business Days of the date of this Agreement, substantially in the form of Exhibit D hereto (“Irrevocable Instructions”), instructing Atari, Inc. that all payments relating to the Accounts listed on Schedule III of Item 18 of the Schedule shall be made to the Control Account. The Credit Parties covenant, jointly and severally, that they shall not issue any subsequent instructions to Atari, Inc. with respect to the Accounts listed on Schedule III of Item 18 of the Schedule after the delivery of the Irrevocable Instructions.

(h)       Conditions Subsequent. Borrower covenants to Agent that within ten (10) Business Days of the Closing Date, Borrower shall deliver to Agent each form of notice to, and acknowledgement by, a party to a Relevant Contract (as defined in the Debenture), substantially in the form attached as Schedule 6 to the Debenture.

7.	[Reserved]
8.	Negative Covenants

(a)       Mergers; Acquisitions; Sale of Assets. No Grantor will merge or consolidate with any other Person or sell, transfer, lease, abandon, or otherwise dispose of all or substantially all of its assets or a significant portion of any of the Collateral or any interest therein, except that, so long as no Default has occurred and is continuing, each Grantor may sell Inventory in the ordinary course of such Grantor’s business. No Grantor shall acquire all or any material part of the Equity Interests or assets of any person (other than Inventory or supplies in the ordinary course of business).

(b)       No Debt or Liens; Taxes. No Grantor will obtain from any Person other than Agent on behalf of Lenders any loans, advances, or other financial accommodations or Indebtedness of any kind, nor will any Grantor enter into any direct or indirect guaranty of any obligation of another Person, other than: (i) the Obligations, (ii) performance and surety bonds in the ordinary course of business, (iii) customary Indebtedness arising in connection with deposit accounts, (iv) purchase money Indebtedness not in excess of the amount set forth on Item 20 of the Schedule , (v) other Indebtedness of any Credit Party not to exceed $250,000 in the aggregate for all parties, provided such Indebtedness is fully subordinated to the Obligations pursuant to an intercreditor subordination agreement in form and substance satisfactory to Agent. and (vi) outstanding Indebtedness of the Credit Parties as of the Closing Date as set forth inItem 12 of the Schedule, provided that such Indebtedness shall not be increased. No Grantor will permit any of its assets to be subject to any Lien other than Permitted Liens. Borrower shall pay when due (or before the expiration of any extension period) any tax or other assessment (including all required payments or deposits with respect to withholding taxes) with respect to Grantors, other than taxes or assessments disputed by the Borrower by proper means diligently pursued and provided that the Borrower maintains reserves in this regard in the sole, but reasonable, discretion of the Agent. Borrower will, upon request by Agent, promptly furnish Agent with proof reasonably satisfactory to Agent that Borrower has made such payments and deposits. In the event that any value added tax is payable by the Borrower to any governmental authority with respect to any Receivables Collateral deposited in an account subject to the Borrower Control Agreement, upon receipt of appropriate documentation by Borrower with respect to such amounts payable certified by Borrower,  Agent agrees to cooperate with Borrower in good faith to ensure that Borrower may make such payments when due and payable, whether by setting aside adequate reserves for Borrower from the deposit account subject to the Borrower Control Agreement or otherwise.

(c)       No Distributions; No Dividends. No Grantor will retire, repurchase or redeem any Equity Interests of any Grantor, or other such ownership interest in the Grantors, nor declare or pay any dividend in cash or other property (other than additional shares of capital stock or additional ownership interests) to any owner or holder of any Grantor’s Equity Interests or any other ownership interest with respect to any Grantor.

(d)       No ERISA Liabilities. Each Credit Party will make timely payments of all contributions required to meet the minimum funding standards for Borrower’s employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) and will promptly report to Lender the occurrence of any reportable event (as defined in ERISA) and any giving or receipt by any Credit Party of any governmental notice (other than routine requests for information) in respect of any such plan.

(e)       Transactions with Affiliates. No Credit Party will engage in any transaction with any of its officers, directors, employees, owners or other Affiliates, except for an “arms-length” transaction on terms no less favorable to such Credit Party or such Person than would be granted to such Credit Party or such Person in a transaction with a Person who is not an Affiliate, which transaction shall be disclosed in a timely manner to Agent prior to the consummation of the transaction.

(f)        Loans/Investments. No Grantor will make any loans or advances to or extend any credit to any Person except (i) the extension of trade credit in the ordinary course of business; and (ii) advances to employees (other than cashless exercise transactions) not to exceed an aggregate outstanding amount of $25,000 at any one time outstanding for all employees. No Grantor shall purchase, acquire or otherwise invest in any Person except: (A) as described on Item 10 of the Schedule; (B) direct obligations of the United States of America maturing within one year from the acquisition thereof; (C) certificates of deposit issued by, or investment accounts in, banks or financial institutions having a net worth of not less than $50,000,000; and (D) commercial paper rated A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc.

(g)       Capital Expenditures. Grantors shall not make or incur capital expenditures in excess of the amount set forth on Item 21 of the Schedule in the aggregate, during any fiscal year.

(h)       Compensation. No Credit Party shall increase the total compensation paid to any executive or officer (or any of their relatives) of any Credit Party including salaries, withdrawals, fees, bonuses, commissions, drawing accounts and other payments, whether directly or indirectly, in money or otherwise, during any fiscal year of Borrower during the term of this Agreement in an aggregate amount for all such persons in excess of the limit specified in Item 27 of the Schedule.

(i)        Amendments of Documents. No Credit Party shall materially amend or modify in any material respect any material Contract except as provided herein, or any note, instrument or material agreement without the prior written consent of Agent on behalf of Lenders.

(j)        Amendment of Loan Documents. No Credit Party shall materially amend or modify any Loan Document except as provided herein, without the prior written consent of Agent on behalf of Lenders.

(k)       Use of Proceeds. Borrower shall not use the proceeds of the Loans for any purpose other than (i) first, to fund any actual “Total Prepaid COGS” as set forth on Item 18 of the Schedule, (ii) to satisfy outstanding royalty obligations related to the sale of Hello Kitty, (iii) finance the manufacture of the games listed on Item 18 of the Schedule, and (iv) to fund general working capital needs of the Borrower, including the costs associated with the due diligence and documentation of the Loans. After funding the foregoing, the Borrower may use proceeds for the following:

(A)      San Rio Royalty Stickers. Schedule II lists $329,496 as the total for “San Rio Stickers (Royalty for HK),” a portion of which is not listed under specific Customer Names. Schedule II set forth on Item 18 of the Schedule attached hereto lists the specific purchase orders for the $329,496 total of these Hello Kitty royalty stickers. Borrower may fund these sticker purchase subject to presentation of purchase orders satisfactory to Agent.

(B)      Selected Development Costs. Borrower may fund (i) up to $225,540 for Bugbear, (ii) up to $70,000 for N-Fusion, and (iii) up to $120,000 for Agatsuma (Learn to Draw) for a total of $415,540. These projects are outlined in “Schedule IV – Use of Proceeds for extra 250,000 pounds on Cogs Financing” set forth on Item 18 of the Schedule attached hereto.

9.	Reporting and Information.

(a)       Financial Statements. The Borrower will submit to Agent as soon as available, and in any case not later than thirty (30) days after the end of each month, a consolidated balance sheet, a detailed statement of profit and loss, operating statements and a statement of revenues and cash flows, in each case prepared in accordance with GAAP by the Borrower’s chief executive officers or chief financial or accounting officers as presenting fairly, in accordance with GAAP, the financial condition of Empire UK and its Subsidiaries as of the last day of such month and the results of operations of Empire UK and its Subsidiaries for such month and for the portion of the fiscal year ending with such month. The Borrower will also submit to Agent audited annual financial statements within ninety (90) days after the end of each fiscal year, including a balance sheet, the related statement of profit and loss and stockholders’ equity and a statement of cash flow for Empire UK and its Subsidiaries, in each case prepared in accordance with the requirements set forth on Item 22 of the Schedule, provided that the Borrower shall be required to submit to Agent preliminary unaudited financial statements within forty-five (45) days after the end of each fiscal year. The Borrower will also submit to Agent annually within thirty (30) days after the end of each fiscal year, an annual operating budget and forecasted financial statements for the upcoming fiscal year with respect to Empire UK and its Subsidiaries, containing a projected profit and loss statement. Together with each monthly and annual financial statement, and within forty-five (45) days of the end of each fiscal quarter, the Borrower will deliver to Agent the certification of the Borrower’s chief executive officer, chief operating officer or chief financial or accounting officer in the form of Exhibit B attached hereto to the effect that the Borrower is in compliance with the terms and conditions of this Agreement, and setting forth in detail the calculation of all financial covenants, or, if the Borrower is not in compliance, describing the nature of any noncompliance and the steps the Borrower is taking or propose to take to remedy the same and further, with respect to statements of revenues and statements of cash flows, a comparison with the budget for such period of the current fiscal year and a description of the variances and the reasons for such variances. The Borrower shall also submit a copy of each Federal income tax return filed by any Credit Party within seven (7) business days of the date of such filing and copies of all filings made by any Credit Party with the Securities and Exchange Commission, if any, within seven (7) business days of such filings.

(b)       Reports. Concurrent with the execution of this Agreement and when required pursuant to Item 1 of the Schedule, Borrower shall deliver to Agent a fully completed Borrowing Base Certificate certified by the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Borrower as being true and correct. Concurrent with the delivery of each such Borrowing Base Certificate, the Borrower shall provide a written report to Agent of all materially significant disputes and claims, chargebacks, cancellations, together with sales and other reports relating to the Collateral as reasonably required by Agent. Borrower shall deliver to Agent within thirty (30) days after the end of each month a report, reflecting the status as of the end of each month and certified by the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Borrower as being true and correct, containing (i) a current detailed aging, by total and by obligor, of all Borrower’s Accounts, and (ii) a current detailed aging, by total and by vendor, of Borrower’s accounts payable, all of which shall be set forth in a form and shall contain such information as is reasonably acceptable to Agent. At Agent’s request, Borrower shall deliver such information with respect to the Collateral, the Credit Parties, or any Credit Party’s business or financial condition as Agent may reasonably request, including without limitation, material contracts and bank statements.

10.	Inspection Rights; Expenses; Etc

(a)       Performance by Agent or Lender. Agent on behalf of Lenders may, from time to time at Agent’s or Lenders’ option, perform any obligation of a Credit Party hereunder which such Credit Party fails to perform and take any other action which Agent or Lenders deem necessary for the maintenance or preservation of any of the Collateral or Agent’s or Lenders’ interest therein, and Borrower agrees to reimburse Agent immediately on demand for all of Agent’s or Lenders’ reasonable expenses in connection with the foregoing (including, without being limited to, reasonable fees and expenses of legal counsel), together with interest thereon at the default rate of interest provided for herein from the date any such expense is incurred until reimbursed by Borrower.

(b)       Field Examinations; Inspections. Agent on behalf of Lenders shall have the right without hindrance or delay to conduct field examinations to inspect the Collateral, each Credit Party’s books and records and all other aspects of Credit Parties’ businesses; provided that such field examinations shall, except in the event of a Default that has occurred and is continuing, not occur more than four times per year. The Borrower agrees to pay for such examinations as more fully described on Item 24 of the Schedule provided that the aggregate expense to be incurred by the Borrower under this subsection (c) shall not exceed $15,000 per annum, except upon the occurrence and during the continuance of a Default. Agent on behalf of Lenders shall have full access to all records available to each Credit Party from any credit reporting service, bureau, or similar service and shall have the right to examine and make copies of any such records. Agent and Lenders may exhibit a copy of this Agreement to such service and such service shall be entitled to rely on the provisions hereof in providing access to Agent on behalf of Lenders as provided herein. Each Credit Party will assist Agent and Lenders in whatever way as reasonably necessary to make each such examination. Agent may discuss Credit Parties’ financial condition with the Credit Parties’ independent accountants without liability to Lenders or such accountants.

11.	Rights of Setoff, Application of Payments, Etc

Agent on behalf of Lenders will be entitled to hold or set off all sums and all other property of a Credit Party at any time to Credit Parties’ credit or in Agent’s or Lenders’ possession (or the possession of any of Agent or Lenders’ Affiliates) by pledge or otherwise or upon or in which Agent or Lenders may have a Lien, as security for any and all of the Obligations. Agent on behalf of Lenders will have the right and is hereby irrevocably authorized and directed to charge to Borrower’s loan account the amounts of any and all such Obligations. Recourse to the Collateral or other security for the Obligations will not at any time be required and each Credit Party hereby waives any right of marshalling such Credit Party may have. Credit Parties’ obligations to pay or repay the Obligations is unconditional. Each Credit Party agrees that Agent, on behalf of Lenders, may take such action with regard to the custody and collection of Collateral assigned to Agent on behalf Lenders, as Agent may deem reasonably necessary. During the continuance of the Default, each Credit Party agrees that failure to take any action with regard to any given Account will not be unreasonable until and unless Agent or Lenders receives a written request for specific action from a Credit Party with regard thereto and fails to respond thereto within a commercially reasonable time. Each Credit Party irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent from or on behalf of a Credit Party, and such Credit Party hereby irrevocably agrees that Agent or Lenders shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or Lenders or its agent against the Obligations, in such manner and in such order as Agent on behalf of the Lenders may deem advisable.

12.	Attorney-in-Fact

Each Credit Party hereby appoints and constitutes Agent on behalf of Lenders as such Credit Party’s attorney-in-fact: (a) at any time, (i) to endorse such Credit Party’s name upon any notes, acceptances, checks, drafts, money orders, and other evidences of payment that come into Agent’s or Lenders’ possession and to deposit or otherwise collect the same; (ii) to send verifications of accounts to obligors; and (iii) to execute in such Credit Party’s name any financing statements, affidavits and notices with regard to any and all Lien rights; and (b) while any Default exists, (i) to receive, open, and dispose of all mail addressed to such Credit Party; (ii) to notify the postal authorities to change the address and delivery of mail addressed to such Credit Party to such address as Agent may designate; (iii) to sign such Credit Party’s name on any invoice or bill of lading relating to the Collateral, on drafts against obligors, and notices to such Persons; (iv) to sign any agreement or certificate in connection with any insurance policy of such Credit Party (including any documentation to receive benefit payments due thereunder or to cancel such insurance policy and receive a refund of the unearned premium with respect thereto); (v) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney-in-fact are hereby authorized, ratified, and approved, and said attorney-in-fact will not be liable for any errors or mistake of fact or law. This power, being coupled with an interest, is irrevocable while any of the Obligations remain unpaid or Lenders have any commitment to any Credit Party under this Agreement or otherwise.

13.	Defaults and Remedies

(a)       Defaults. For purposes of this Agreement, “Default” means the occurrence of any of the following events:

(i)        non-payment when due of any amount payable on any of the Obligations;

(ii)       failure to perform the agreements set forth in Section 2(e), 6(g), 6(h), or Section 8 hereof, and the covenants contained in Section 6.1, 6.2, 6.4, 6.5 or 6.7 of the Pledge Agreement;

(iii)      failure to perform any agreement or failure to meet any of Borrower’s or any other Obligor’s obligations contained herein, in any other Loan Document or in any other agreement out of which any of the Obligations arose, and such failure continues for fifteen (15) days from the earlier of (x) the date on which Agent sent written notice to Borrower or any other Obligor of such failure, or (y) the date on which Borrower or any other Obligor had knowledge thereof;

(iv)      non-payment when due of the premium on any insurance policy required to be maintained hereunder which continues for ten (10) days from the earlier of (x) the date on which written notice was sent to Borrower or any other Obligor by any Person regarding such non-payment, or (y) the date on which Borrower or any other Obligor had knowledge thereof;

(v)       any statement, representation, or warranty made in writing in this Agreement, the Schedule hereto any other Loan Document or in any other writing or statement at any time furnished or made by Borrower or any other Obligor to Lender proves to have been untrue in any material respect as of the date furnished or made or deemed furnished or made;

(vi)      if, after the expiration of any applicable notice and/or cure periods pursuant to the underlying agreement, any Credit Party’s default under any other agreement for borrowed money in excess of the amount set forth on Item 25 of the Schedule or any other agreement involving more than the amount set forth on Item 25 of the Schedule,(other than any default under the Atari Agreement which shall not be subject to such threshold) either of which continues for more than 10 days;

(vii)     (x) suspension of the operation of a Grantor’s present business for any period, or (y) suspension of the operation of any other Credit Party’s present business for a period in excess of 30 days;

(viii)    any Credit Party makes an assignment for the benefit of creditors, makes a conveyance fraudulent as to creditors under any state or federal law, or a proceeding is instituted by or against any Credit Party alleging that such Credit Party is insolvent or unable to pay debts as they mature, or any Bankruptcy Event occurs with respect to any Credit Party pursuant to clause (b) of the definition of “Bankruptcy Event”;

(ix)      if a Bankruptcy Event pursuant to clause (a) of such definition is commenced against any Credit Party, and any of the following events occur: (i) such Credit Party consents to the institution of such Bankruptcy Event, (ii) the petition commencing such Bankruptcy Event is not timely controverted, (iii) the petition commencing the Bankruptcy Event is not dismissed within 60 calendar days of the date of the filing thereof, (iv) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of any Credit Party, or (v) an order for relief shall have been entered therein;

(x)       entry of any judgment in excess of the amount set forth on Item 26 of the Schedule against any Credit Party or creation, assertion, or filing of any judgment or tax Lien against the property of any Credit Party, in each case which remains undischarged or unbonded for 10 days after such entry or filing;

(xi)      Clive Kabatznik ceases to have an active role in the management of the Borrower, and a replacement reasonably acceptable to the Agent is not appointed within 120 days of such cessation;

(xii)     transfer of a substantial part (determined by market value) of the property of any Credit Party;

(xiii)    termination, unenforceability or withdrawal of any guaranty or validity guaranty for the Obligations, or failure of any Obligor to perform any of its obligations under such a guaranty or validity guaranty or assertion by any Obligor that it has no liability or obligation under such a guaranty or validity guaranty;

(xiv)    appointment of a receiver for the Collateral or for any other property in which Borrower has an interest;

(xv)     seizure, attachment, or levy upon any Collateral by any Person other than the Agent or a Lender;

(xvi)	a Change of Control shall occur;

(xvii)   the occurrence of any act, omission, event or circumstance which has or could reasonably be expected to have a materially adverse effect on any Credit Party; or

(xviii)  a default by Empire US under the Atari Contract, which is not cured within the applicable grace or cure period contained therein.

(b)       Remedies. If a Default occurs and is continuing, in each case without demand or notice to Borrower, any other Obligor or any other Person (unless such notice is expressly required hereunder or under applicable law):

(i)        Agent may and upon request of a Lender shall, terminate each such Lender’s portion of the Commitment, if any, to make loans or to extend other financial accommodations to Borrower, and may declare the entire principal amount of all Loans outstanding hereunder at the Prepayment Prices set forth in Section 2(e), all interest thereon, and any unpaid fees and all other Obligations of any kind or nature to be, and thereupon the same will immediately become, due and payable in full; and, in the event of a Default described under Section 13(a)(viii)herein, such termination and acceleration shall automatically occur without any notice, demand or presentment of any kind.

(ii)       Agent may, and upon request of Lenders shall notify obligors of the Borrower that the Collateral has been assigned to Lenders and that Lenders have a security interest therein, collect amounts payable to Accounts of the Borrower directly, and charge the collection costs and expenses to Borrower’s loan accounts.

(iii)      Agent may, and upon the request of the Lenders shall take possession and control or receive assignment of any of the Collateral or other assets of the Borrower necessary to allow Agent or its agents to continue to support the business operations of the Borrower, whether owned, controlled or contracted for by the Borrower or its agents and Borrower, and their agents shall support such actions directly and indirectly, including by providing knowledge transfer, operational support and maintenance, including any updates as necessary to maintain consistency with that level of performance provided prior to any Agent actions hereunder.

(iv)      Agent may, and upon request of Lenders shall, (A) exercise any of its remedies under any other Loan Document, (B) apply any cash collateral to the Obligations (without limiting the foregoing, Agent may instruct any bank or other financial institution holding any cash, certificate of deposit or other Collateral to pay over such Collateral to Agent on behalf of Lenders), (C) draw on any letter of credit issued for the benefit of Agent on behalf of Lenders in connection with this Agreement or any other Loan Document and apply the proceeds thereof to the Obligations and (D) exercise its rights under any deposit account control agreement with respect to any account of either or both Borrower, in each case without demand or notice to Borrower or any other Person.

(v)       Agent may, and upon request of Lenders shall, make such payments and do such acts as Agent or Lenders consider necessary or reasonable to protect its security interest in the Collateral. Each Grantor authorizes Agent and Lenders to enter each premise where any Collateral is located, take, and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any Lien which in Agent or Lenders opinion appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.

(vi)      As permitted by UCC, Agent may, and upon request of Lenders shall, ship, reclaim, recover, store, finish, maintain, repair, continue to provides services required by the underlying contracts relating thereto, prepare for sale, advertise for sale and sell the Collateral. Any such sale may be either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms. It is not necessary that the Collateral be present at any such sale.

(vii)     Agent may, and upon request of Lenders shall, without regard to any waste, adequacy of the security or solvency of any Obligor, apply for the appointment of a receiver of the Collateral, to which appointment each Grantor hereby consents, whether or not foreclosure proceedings have been commenced hereunder or under any other Loan Document and whether or not a foreclosure sale has occurred.

(viii)    Agent may, at Lenders’ option, exercise any of the remedies available to Lenders as secured parties under the UCC as in effect in any applicable jurisdiction, or otherwise available to Agent or Lenders under applicable law. Each Grantor agrees, upon the occurrence and during the continuance of a Default, to cease the sale or other disposition of the Collateral, except with Agent’s prior written consent, and upon Agent’s request to assemble at Borrower’s expense all the Collateral at a convenient place acceptable to Agent. Agent may charge to Borrower’s loan account and Borrower will pay Agent upon demand all costs and expenses, including reasonable attorneys’ fees actually incurred (including fees of attorneys that are regular salaried employees of Agent or Lender or any of its Affiliates), in connection with: (A) the liquidation of any Collateral; (B) obtaining or enforcing payment of the Obligations; (C) the settlement, adjustment, compromise, or litigation of disputes with respect to Accounts; or (D) the prosecution or defense of any action or proceeding either against Agent, Lenders or against Borrower concerning any matter growing out of or in connection with this Agreement and/or any Collateral and/or any Obligations. If at any time Agent on behalf of Lenders pays any state, city, local, federal, or other tax or levy attributable to the Collateral, Borrower will repay to Agent the amount of tax so paid by Agent. Each Grantor agrees that Agent may apply any proceeds from disposition of the Collateral first to satisfy obligations secured by Liens prior to Agent’s security interest. Borrower will remain liable and will pay on demand any deficiencies arising upon the liquidation of any Collateral held by Agent.

(c)       Notices. If any notice of intended disposition of the Collateral or of any other act by Agent is required by law and a specific time period is not stated therein, such notice, if given ten (10) days before such disposition or act, in accordance with the provisions of Section 16(a), will be deemed reasonably and properly given.

(d)       License. During the continuance of a Default, each Grantor hereby grants to Agent on behalf of Lenders a license or other right to use, without charge, such Grantor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and Grantors’ rights under all licenses, and all franchise agreements shall inure to Agent for Lenders’ benefit.

(e)       Remedies Cumulative. Agent’s and Lenders’ rights and remedies under this Agreement and all other Loan Documents shall be cumulative. Agent and Lenders shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Agent or Lenders of one right or remedy shall be deemed an election, and no waiver by Agent or Lenders of any default on Borrower’s part shall be deemed a continuing waiver. No delay by Agent or Lender shall constitute a waiver, election, or acquiescence by it.

14.	Guaranty

(a)       Guaranty of the Obligations. Subject to the provisions of clause (b), each Guarantor jointly and severally hereby irrevocably and unconditionally guaranties to Agent, for the benefit of Lenders, the due and punctual payment in full of all Obligations of the Borrower when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

(b)       Payment by Guarantors. Each Guarantor agrees, in furtherance of the foregoing and not in limitation of any other right which any Agent or any Lender may have at law or in equity against any Credit Party by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), each Guarantor will upon demand pay, or cause to be paid, in cash, to Agent for the ratable benefit of Lenders, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against a Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Agent and Lenders as aforesaid.

(c)       Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a Guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(i)        this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of Guarantor and not merely a contract of surety;

(ii)       Agent may enforce this Guaranty upon the occurrence of a Default notwithstanding the existence of any dispute between Borrower and any Agent or any Lender with respect to the existence of such Default;

(iii)      the obligations of a Guarantor hereunder are independent of the obligations of each other Obligor (including any other Credit Party, as a Borrower or otherwise), of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against any Guarantor whether or not any action is brought against Borrower or any of such other Obligors and whether or not Borrower is joined in any such action or actions;

(iv)      payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(v)       Agent or any Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (1) renew, extend, accelerate, increase the rate of interest on, subject to the restrictions of Items 6 and/or 7 of the Schedule or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (2) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (3) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof of the Guaranteed Obligations; (4) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (5) enforce and apply any security now or hereafter held by or for the benefit of Agent or any Lender in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Agent or any Lender may have against any such security, in each case as Agent or any Lender in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (6) exercise any other rights available to it under the Loan Documents; and

(vi)      this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (1) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (2) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, or any agreement relating to such other guaranty or security; (3) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (4) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though Agent or any Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (5) Agent or any Lender’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (6) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (7) any defenses, set-offs or counterclaims which Borrower may allege or assert against Agent or any Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (8) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

(d)       Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Agent and each Lender: (i) any right to require Agent or any Lender, as a condition of payment or performance by such Guarantor, to (1) proceed against Borrower, any other Obligor of the Guaranteed Obligations or any other Person, (2) proceed against or exhaust any security held from Borrower, any such other Guarantor or any other Person, (3) proceed against or have resort to any balance of any Deposit Account or credit on the books of Agent or any Lender in favor of Borrower or any other Person, or (4) pursue any other remedy in the power of Agent or any Lender whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Obligor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Obligor from any cause other than payment in full of the Guaranteed Obligations; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon Agent or any Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (v) (1) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims, and (4) promptness, diligence and any requirement that Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in clause (d) and any right to consent to any thereof; and (vii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate Guarantors or sureties, or which may conflict with the terms hereof.

(e)       Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and this Agreement shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Obligor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that Agent or any Lender now has or may hereafter have against Borrower, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Agent or any Lender. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and this Agreement shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other Obligor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by clause (b) of this Section 15. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other Obligor, shall be junior and subordinate to any rights Agent or any Lender may have against Borrower, to all right, title and interest Agent or any Lender may have in any such collateral or security, and to any right Agent or any Lender may have against such other Obligor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Agent on behalf of Lender and shall forthwith be paid over to Agent for the benefit of Lender to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

(f)        Subordination of Other Obligations. Any Indebtedness of Borrower or any Grantor now or hereafter held by any Guarantor (the “Obligee Grantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Grantor after a Default has occurred and is continuing shall be held in trust for Agent on behalf of Lenders and shall forthwith be paid over to Agent for the benefit of Lenders to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Grantor under any other provision hereof.

(g)       Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and this Agreement shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

(h)       Authority of Credit Party. It is not necessary for Agent or any Lender to inquire into the capacity or powers of any Credit Party, directors or any agents acting or purporting to act on behalf of any of them.

(i)        Financial Condition of Borrower. Any Loan may be made to Borrower from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant. Neither Agent nor any Lender shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of Agent or any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by Agent or any Lender.

(j)        Bankruptcy, etc. So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Agent acting pursuant to the instructions of Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Obligor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Obligor or by any defense which Borrower or any other Obligor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (i) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors, Agent and the Lenders that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Agent, or allow the claim of Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Agent or any Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

15.       Indemnification. Each Credit Party jointly and severally agrees to defend, indemnify, and hold harmless Agent, Lender and Agent’s and Lenders’ directors, officers, employees, Affiliates, representatives, attorneys and agents (each an “Indemnified Person”) from and against any and all penalties, fines, liabilities, damages, costs, or expenses of whatever kind or nature asserted against any such Indemnified Person, arising out of, or in any way related to this Agreement or any other Loan Document, or the transactions contemplated hereby or thereby, including by reason of the violation of any law or regulation relating to the protection of the environment or the presence, generation, disposal, release, or threatened release of any hazardous materials in connection with any Credit Party’s business on, at or from any property at any time owned or operated by a Credit Party, including, without limitation, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, court costs, and litigation expenses actually incurred. Notwithstanding the foregoing, the Credit Parties indemnification of such Indemnified Persons shall not extend to such Indemnified Persons’ intentional misconduct or acts constituting gross negligence. The Credit Parties agree to indemnify and hold Lenders harmless from any claim of compensation payable to any loan broker or investment banker retained by the Credit Parties or their Affiliates in connection with the transactions contemplated hereby.

16.	General Provisions

(a)       Notices. Except as specifically provided in this Agreement or in any of the other Loan Documents, all notices and communications hereunder and thereunder will be in writing or by telephone subsequently confirmed in writing. Notices in writing will be delivered personally or sent by overnight courier service, by certified or registered mail, postage pre-paid, or by facsimile transmission and will be deemed received, in the case of personal delivery, when delivered; in the case of overnight courier service, on the next Business Day after delivery to such service; in the case of mailing, on the fourth Business Day after mailing; and, in the case of facsimile transmission, upon transmittal if confirmed by the sender’s facsimile device; provided that the recipient will be charged with knowledge of the contents thereof only when such notice is actually received by such party. A telephonic notice to a party as understood by such party will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice (provided that following receipt of the confirming notice, the receiving party may not continue to act on its understanding of the telephonic notice if it conflicts with the written confirmation but instead immediately shall contact the notice provider to obtain clarification prior to continuing action with respect to the notice). Notices to Agent, Lenders or any Credit Party will be sent to the addresses set forth on Item 30 the Schedule, or any other address for any Credit Party, Lenders or Agent of which the other is notified by like notice.

(b)       No Waiver. No waiver hereunder will be valid unless in writing signed by Agent on behalf of Lenders and then only to the extent therein stated. No delay or failure by Agent on behalf of Lenders in the exercise of any right or remedy hereunder will operate as a waiver thereof or of Agent’s or Lender’s right to exercise any other right or remedy.

(c)	Time of Essence. Time is of the essence of this Agreement.

(d)       Severability. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e)       Successors and Assigns. Each Credit Party’s, Agent’s and Lenders’ rights and obligations hereunder will inure to the benefit of each Credit Party’s, Agent’s and Lenders’ respective successors and assigns, provided that the Credit Parties acknowledge and agree that without Agent’s or Lenders prior written consent, which may be withheld for any reason or no reason, no Credit Party may assign its rights or obligations or any part thereof hereunder to any other Person. Notwithstanding anything herein to the contrary, each Lender may, without the consent of any Credit Party, grant a security interest in, sell or assign, grant or sell participations or otherwise transfer all or any portion of its rights and obligations hereunder to one or more Persons.

(f)        Governing Law; Submission to Jurisdiction; Service; Etc. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict of law provisions and principles) of the State of New York. Each Credit Party hereby consents to the non-exclusive jurisdiction of any United States Federal Court sitting in or with direct or indirect jurisdiction over the Southern District of New York or any New York state court located in New York County in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and each Credit Party irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum. Each Credit Party waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to such Credit Party at its address for notices pursuant to this Agreement, and service so made shall be deemed to be completed as of the date of delivery as evidenced by the return receipt or by the returned envelop marked “Refused”. Nothing herein shall limit the right of Agent or Lenders to bring proceedings against any Credit Party or any of their Affiliates in the courts of any other jurisdiction. Any judicial proceeding commenced by any Credit Party against Agent or Lenders or any other holder of any Obligations, or any Affiliate of Agent or Lenders or any other holder of any Obligations, involving, directly or indirectly, any matter in any way arising out of, related to or connected with any Loan Document shall be brought only in a United States Federal Court sitting in or with direct jurisdiction over the Southern District of New York or any New York state court sitting in New York county. Nothing in this Agreement shall be deemed or operate to affect the right of the Agent or Lenders to serve legal process in any other manner permitted by law or to preclude the enforcement by Agent or Lenders of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

(g)       Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY, AGENT AND LENDERS HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE OBLIGATIONS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY PARTY’S ACTIONS IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT HEREOF OR THEREOF. EACH CREDIT PARTY, AGENT AND LENDERS ACKNOWLEDGE THAT SUCH WAIVER IS MADE WITH FULL KNOWLEDGE AND UNDERSTANDING OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY, AND WITH THE BENEFIT OF ADVICE OF COUNSEL OF ITS CHOOSING.

(h)       Expenses. The Borrower shall pay on demand all of Agent’s and Lenders’ reasonable costs and expenses in connection with underwriting and performing due diligence with respect to the transactions contemplated hereby and the preparation, reproduction, execution, delivery, and administration of this Agreement, and all such costs and expenses of Agent and Lenders in connection with the enforcement hereof, including the reasonable fees and out-of-pocket expenses of Agent and Lenders’ counsel actually incurred, in each case whether incurred on, prior or subsequent to the Agreement Date. In addition, the Borrower shall pay any and all stamp and other taxes and recording and filing fees payable in connection with the execution and delivery of all other instruments and documents to be delivered hereunder. Such amounts may be charged by Agent and Lenders to Borrower’s account as one or more loans hereunder. All provisions in this Agreement providing for the payment or reimbursement of Agent and Lenders’ attorneys’ fees and expenses include, without limitation, such fees and expenses incurred pursuant to or in connection with proceedings brought under 11 U.S.C., the Federal Bankruptcy Code.

(i)        Execution in Counterparts; Execution by Fax; Waiver of Acceptance. This Agreement may be executed in separate counterparts, all of which shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any other Loan

Document by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Any party delivering an executed counterpart of this Agreement or any other Loan Document by facsimile or electronic mail shall deliver an original executed counterpart of this Agreement or such other Loan Document, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement or such other Loan Document. To the fullest extent permitted by applicable law, each Credit Party waives notice of Lenders’ acceptance of this Agreement and the other Loan Documents.

(j)        Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding among Agent, Lenders, and the Credit Parties and supersede all prior agreements and understandings relating to the subject matter hereof.

(k)       Construction. The provisions of this Agreement were negotiated by the parties hereto and this Agreement shall be deemed to have been drafted by all of the parties hereto.

(l)        Publication. The Credit Parties grant Agent and/or Lenders permission to use each Credit Party’s name, the amounts of the Loans, and general information on the purpose of the Loans in advertising and promotional materials (in any media, including electronic); provided, however, that Agent and/or Lenders shall not disclose confidential, proprietary or financial information regarding any Credit Party in such materials, without such Person’s prior consent. Subject to the requirements of law, the Credit Parties shall not make public disclosure of any proposal by the Agent without the consent of the Agent.

(m)      Joint and Several Liability. The obligations of the Credit Parties hereunder and under the other Loan Documents shall be joint and several, and as such, each Credit Party shall be liable for all of the Obligations hereunder and under the other Loan Documents.

(n)       Breakup Fee. If Borrower does not draw down Loans in an aggregate amount equal to at least $1,000,000 due to the receipt of funds from an extraordinary transaction (including, but not limited to, (i) a sale of some or a significant portion of the Borrower, Empire US and/or Silverstar Holdings, or (ii) obtaining similar financing from a source other than Agent), Borrower shall pay to Agent, immediately upon the occurrence of such extraordinary transaction, a cash fee of $350,000.

Notwithstanding the foregoing, if Borrower does fund the Loan, and if Agent proposes to a new loan facility (substantially as outlined in the September 9, 2008 Term Sheet) within 15 business days of the Closing Date, and if Borrower does not sign the term sheet for such new loan for any reason (other than it materially deviates from the September 9, 2008 Term Sheet) within 15 business days after Agent’s proposal, Borrower shall pay to Agent immediately thereupon a cash fee of $350,000.

(o)       Right of First Refusal. In the event that Borrower seeks additional financing during the term of this Agreement, the Borrower shall provide written notice to the Agent describing the proposed terms of such financing prior to entering into a financing commitment with any other lender (the “Additional Financing Notice”). Agent shall have fifteen (15) days from receipt of the Additional Financing Notice to inform the Borrower in writing that the

Lenders wish to negotiate the extension of additional financing to Borrower on similar terms and conditions as those stipulated in the Additional Financing Notice. If the Agent so informs the Borrower, the Borrower and Lenders shall negotiate the terms of the additional financing in good faith accordingly. If the Agent fails to contact the Borrowers within 15 days from receipt of the Additional Financing Notice, or the Agent indicates the Lenders are unwilling to extend additional financing to the Borrower, then the Borrower may negotiate such terms with any other lenders.

17.	Agent

(a)       Appointment. Each Lender hereby designates and appoints Full Circle as its agent under this Agreement and the Loan Documents, and each Lender hereby irrevocably authorizes Agent to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders. The provisions of this Section 17 are solely for the benefit of Agent and Lenders and neither Borrower nor any Obligor shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as an administrative representative of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Lenders, Borrower or any Obligor. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(b)       Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

(c)       Full Circle Individually. With respect to the Loans made by it, Full Circle shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include Full Circle in its individual capacity as a Lender. Full Circle may lend money to, and generally engage in any kind of banking, trust or other business with any party hereto as if it were not acting as Agent pursuant hereto.

(d)	Successor Agent

(1)       Resignation. Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (2) below or as otherwise provided below.

(2)       Appointment of Successor. Upon any such notice of resignation pursuant to clause (d)(1) above, Lenders shall, upon receipt of Borrower’s prior consent which shall not unreasonably be withheld, appoint a successor Agent. If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, upon notice to and with the consent of Borrower (such consent not to be unreasonably withheld or delayed), shall then appoint a successor Agent who shall serve as Agent until such time, as Lenders, upon receipt of Borrower’s prior written consent which shall not be unreasonably withheld, appoint a successor Agent as provided above.

(3)       Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.

(e)       Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders, each Lender agrees to confirm in writing, upon request by Borrower the authority to release any property covered by this Agreement or the Loan Documents. So long as no Default is then continuing, upon receipt by Agent of confirmation from the Lenders, of its authority to release any particular item or types of property covered by this Agreement or the Loan Documents, and upon at least five (5) Business Days prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon such Collateral; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party, in respect of), all interests retained by any Credit Party, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Loan Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Credit Parties, the Agent and Lenders have executed this Agreement as of the day and year first above written.

BORROWER:

EMPIRE INTERACTIVE EUROPE LIMITED

By:
Name:
Title:

[Signature page to Loan, Guaranty and Security Agreement]

GUARANTOR:

EMPIRE INTERACTIVE, INC.

By:
Name:
Title:

[Signature page to Loan, Guaranty and Security Agreement]

GUARANTOR:

SILVERSTAR HOLDINGS, LTD.

By:
Name:
Title:

[Signature page to Loan, Guaranty and Security Agreement]

GUARANTOR:

EMPIRE INTERACTIVE PLC

By:
Name:
Title:

[Signature page to Loan, Guaranty and Security Agreement]

GUARANTOR:

EMPIRE INTERACTIVE HOLDINGS LIMITED

By:
Name:
Title:

[Signature page to Loan, Guaranty and Security Agreement]

AGENT AND LENDER:

FULL CIRCLE PARTNERS, LP
By its Investment Manager
FULL CIRCLE FUNDING, LP
By its Managing Partners

By:
Name: Robert A. Blum
Title: Managing Partner

By:
Name: John E. Stuart
Title: Managing Partner

[Signature page to Loan, Guaranty and Security Agreement]

SCHEDULE

This Schedule is a part of the foregoing LOAN, GUARANTY AND SECURITY AGREEMENT (the “Agreement”) is entered into as of this 7th day of November, 2008 among Empire Interactive Europe Limited (“Empire Europe”), a company organized under the laws of England (“Empire Europe” or “Borrower”), Empire Interactive, Inc., a company incorporated under the laws of Maryland (“Empire US”), Silverstar Holdings, Ltd., a company organized under the laws of Bermuda (“Silverstar Holdings”), Empire Interactive Holdings Limited, a company organized under the laws of England (“Empire Holdings”), and Empire Interactive Plc, a company organized under the laws of England (“Empire UK”) as Guarantors thereunder, and Full Circle Partners, LP, a Delaware limited partnership (“Full Circle”), as a Lender and Agent for the Lenders party thereto from time to time (in such capacity, “Agent”).

1)	Borrowing Base

Borrowing Base Availability:

The borrowing base (“Borrowing Base”) shall be equal to the greater of (i) 85% of selected actual accounts receivable of Empire-UK (“Eligible UK A/R”), or (ii) 100% of selected actual manufacturing costs of Empire-UK, including selected actual costs of royalty stickers for Hello Kitty (“Eligible COGS”); plus 70% of selected actual accounts receivable of Empire-US (“Eligible US A/R”).

A minimum availability under the Borrowing Base of $1.0 million is required on the initial funding date.
The exchange rates used for these calculations, based on prevailing rates as of November 5, 2008 are: £:$ of 1.00:1.58 and €:£ of 1.00:0.81.[1] Calculations may vary slightly due to rounding.
Eligible UK A/R includes:

1. 100% of the accounts receivable (not the purchase order) generated from “Total Revenue Actual Orders – COGS Required” (the “UK A/R”), which are anticipated to be approximately equal to the “Total Revenue Actual Orders” (the “UK POs”) on “Schedule I – UK COGS FUNDING” attached hereto (“Schedule I”). For example, for any given item listed on Schedule I, its UK A/R is only generated after the corresponding product is manufactured and shipped pursuant to its UK PO. For example, if an item is listed now as a component of “COGS Required”, then there is no UK A/R available yet for the calculation of its Eligible UK A/R.

2. less, 100% of the aggregate of UK A/R for all orders from EUK (“EUK A/R”); provided, however, that if any of the EUK A/R is covered under the A/R Insurance Policy (as defined below), then any such EUK A/R will be included in item 1 above.

3. less, 15% of the sum of amount of item 1 above to account for the credit note provisions pursuant to the associated customer orders on Schedule I.

_________________________

1  Note that the €:£exchange rate used for calculating Schedule I is 1:0.78, based on prevailing exchange rates as of November 7, 2008.

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For the avoidance of doubt, Eligible UK A/R based on Schedule I as of the date hereof is:
Total UK A/R Less: Uninsured EUK A/R Less: 15% of Total (excl. Uninsured EUK A/R) Total Eligible UK A/R Availability Total Available UK A/R Borrowing Base	$ 0 $ 0 $ 0 $ 0 85% $ 0
Eligible COGS includes:
1. 100% of “Total Revenue Actual Orders – COGS Required” on Schedule I.

2. 100% of the “Qty” of “SanRio Royalty Stickers – Order to be placed to cover full UK stock requirement together with all foreign stock” as listed on Schedule I (150,945 as of the date hereof) multiplied by the “Average Royalty” (€1.69, or $2.17), or $326,943 as of the date hereof (“Actual HK Stickers”).

For the avoidance of doubt, Eligible COGS based on Schedule I as of the date hereof is:
Total Revenue Actual Orders – COGS Required Plus: Actual HK Stickers Total Eligible COGS Availability Total Available Eligible COGS	$ 963,531 $ 326,943 $ 1,290,474 100% $ 1,290,474
Eligible US A/R includes:
1. 100% of “End Nov minus 20% reserve” on Schedule III – Atari Estimated Net Receipts” attached hereto (“Schedule III”).
For the avoidance of doubt, Eligible US A/R based on Schedule III as of the date hereof is:
“Total End Nov” Less: “minus 20% reserve” Total Eligible US A/R Availability Total Available US A/R Borrowing Base	$ 1,208,878 $ 872,960 $ 335,918 70% $ 235,143
Summary:
As of the date hereof, the Borrowing Base is:
The greater of :

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A. 85% of $0 of Eligible UK A/R or B. 100% of $1,290,474 of Eligible COGS Therefore, the UK portion is: Plus: 70% of $335,918 of Eligible US A/R Total Borrowing Base:	$ 0 $ 1,290,474 $ 1,290,474 $ 235,143 $ 1,525,617

Borrower may update Schedules I and III between now and December 15, 2008 (unless extended by Lender) to reflect the conversion of “expected” orders to “actual” orders; provided, however, that Borrower must present any new actual customer orders in a form satisfactory to Lender; provided, however, that any update to Schedule III does not result in the amount of the “Total End Nov minus 20% reserve” becoming less than $335,918. No other changes to Schedules I and III are permitted unless Lender consents in writing. Each updated Schedule I and III will then be used to calculate an updated Borrowing Base.

Borrower may request advances at its discretion so long as no Default has occurred and sufficient availability exists under the Borrowing Base.

Borrower must submit a Borrowing Base Certificate in a form acceptable to Lender no later than 11:00 a.m. (New York time) on any day Borrower requests an Advance, but in no event less than once per month.

2)	Permitted Liens

3)	Persons Authorized to Request Loans

Name:	Title:
Clive Kabatznik	Director

4)	[Reserved]
5)	[Reserved]
6)	Interest Rate:

Base Rate plus 1050 basis points (10.50%, or the “Interest Margin”)

7)	Default Margin:

5%

8)	Fees:

1.          Origination Fee. In consideration of Lenders structuring, approving and committing to this Agreement, and for services by Lenders in connection with Lenders continuing administration of the Loans, but without affecting Borrower’s obligation to reimburse Lenders for costs associated with this Agreement and the transactions contemplated hereby as provided elsewhere in this Agreement, Borrower agrees to pay a Closing Fee to Agent for the benefit of the Lenders equal to 2.00% of $2,100,000 shall be

3

due and payable on the Agreement Date, regardless of whether all of the Commitment is borrowed at closing. The Origination Fee will be credited against any origination fee payable in connection with any additional financing with Agent within six (6) months of the Agreement Date.

2.          Collateral Monitoring Fee. A collateral monitoring fee equal to $10,000 shall be paid at closing.

3.          Unused Line Fee. Borrower shall pay an unused line fee on the unused amount of the Commitment in an amount equal to 0.25% per quarter, charged monthly in arrears.

All of the foregoing fees in this Item 8 constitute compensation to Agent for the benefit of Lenders for services rendered and are not interest or a charge for the use of money. Each installment of such fees shall be fully earned when due and payable and shall not be subject to refund or rebate.

9)	Organizational Information

Bermuda

Silverstar Holdings, Ltd.

Registration No.	21106

England & Wales.

Silverstar Acquisitions Plc

Registration No.	05976884

Empire Interactive Holdings Limited

Registration No.	03531020

Empire Interactive Plc

Registration No.	2453777

Empire Interactive Europe Limited

Registration No.	02172439

Maryland, USA

Empire Interactive, Inc.

Registration No.	52-1842466

4

10)	Subsidiaries and Investments in Other Persons:

Other subsidiaries of Silverstar Holdings, Ltd. (other than the Credit Parties):

Silverstar Holdings, Inc.; First South Africa Management, Corp.; First South African Holdings, Ltd.; Strategy First, Inc.

Silverstar Acquisitions Plc has loaned $7,721,670 to Empire Interactive, Europe Limited

Silverstar Holdings, Ltd. has loaned $1,335,000 to Strategy First, Inc.

Silverstar Holdings, Ltd. has an investment in Magnolia Broadband, Inc. in the amount of$3,100,000

11)	Pending Litigation:

In August 2007, Empire Interactive Europe Limited (“Empire”) was served with a lawsuit brought by a former distributor in Portugal. The lawsuit claims that Empire had no right to utilize other distributors in Portugal and seeks 630,000 Euros in damages. Empire believes this claim has no merit as its distribution agreements are tailored for individual products only and do not give blanket distribution rights to outside distributors. Empire has moved to dismiss the claim. A hearing is scheduled for November 2008.

In August 2008 Silverstar Holdings, Ltd.’ssubsidiary, Silverstar Acquisitions Plc, received a demand notice from Ian Higgins and Simon Jeffrey for payment of approximately £180,000 ($340,000) in additional punitive interest in regards to the payment of their loan notes which were fully discharged in November 2007. The claim relates to penalty interest for an alleged failure to make timely payment on the amounts owed to them. Silverstar Holdings, Ltd. disputes the fact that these payments were late. Furthermore, Silverstar Holdings, Ltd.’s counsel has advised it that a penalty claim of this nature is unenforceable under English law. No legal papers have been received in this matter. However, should Silverstar Holdings, Ltd. need to respond to a legal claim, it will vigorously defend itself in this regard.

12)	Existing Debt and Guarantees:

Silverstar Holdings, Ltd. -- $8.9 million of convertible debentures; $1.4 million due April 2010 and $7.5 million due March 2012.

Empire Interactive Europe Limited -- £900,000 line of credit from Barclays Bank being renewed currently on a monthly basis.

Silverstar Acquisitions Plc has loaned $7,721,670 to Empire Interactive Europe Limited

Silverstar Holdings, Ltd. has loaned $1,335,000 to Strategy First, Inc.

5

Silverstar Holdings, Ltd. has guaranteed the lease obligation of Empire Interactive Europe in the amount of approximately £769,000

Silverstar Holdings, Ltd. has guaranteed payments to Sonopress on behalf of Empire Interactive Europe in the amount of approximately £180,000.

13)	Prior Legal Names: NA

Prior or Current Trade or Fictitious Names:

Empire Interactive, PLC -- Empire Interactive Europe, Ltd -- Empire Interactive, Inc – Empire Interactive Holdings, Ltd

Purchases outside the ordinary course of Business:

NA

14)	Locations of Collateral:

77 Muswell Hill, London N10 3PJ, United Kingdom

15)	Ownership Structure:

Silverstar Holdings, Ltd. owns 100% of Silverstar Acquisitions, Plc, which in turn owns 100% of Empire Interactive, Plc. Empire Interactive, Plc owns 100% of Empire Interactive Holdings Limited and 100% of Empire Interactive Europe Limited. Empire Interactive Holdings Limited owns 100% of Empire Interactive, Inc.

16)	Owned or Leased Real Property:

All warehousemen, processors, consignees or other bailees with possession or control of any Inventory:

77 Muswell Hill, London N10 3PJ, United Kingdom

Calle Can Pere Miret, 23 Las Colinas, Olivella 08818, Barcelona, Spain

9442 Capital of Texas Highway, North, Plaza 1, Suite 500, Austin, TX 78759, United States

68/70 Boulevard Richard Lenoir 7501, Paris, France

Grimm 14, 20457 Hamburg, Germany

6

17)	Bank Accounts:

The Credit Parties maintain the following bank accounts:

Empire Interactive Plc

Barclays Bank PLC

1250 High Road, Whetstone, London N20 0PB

Sterling Current Account

Account Number	70623911
Sort Code	20-95-61

Empire Interactive Europe Limited

Barclays Bank PLC

1250 High Road, Whetstone, London N20 0PB

Sterling Current Account

Account Number	90349836
Sort Code	20-95-61
IBAN	GB12 BARC209561 90349836
SWIFT Code	BARCGB22

Euro Currency Account (1)

Account Number	85032322
Sort Code	20-95-61

Euro Currency Account (2)

Account Number	53583466
Sort Code	20-95-61
IBAN	GB16 BARC209561 53583466
SWIFT Code	BARCGB22

US Dollar Currency Account (1)

Account Number	86459255
Sort Code	20-95-61
IBAN	GB34 BARC209561 86459255
SWIFT Code	BARCGB22

US Dollar Currency Account (2)

Account Number	55732866

Sort Code	20-95-61

7

Empire Interactive, Inc.

Bank of America

345 Montgomery Street, San Francisco, CA 94104, USA

US Dollar Account

Account Number	0033835624
Routing Code	026009593

18)	Receivables Collateral

Schedule I, II and III attached hereto

19)	[Reserved]

20)	[Reserved]

21)	[Reserved]

22)	[Reserved]

23)	[Reserved]

24)	Field Examinations:

Borrower agrees to pay to Agent its customary fees and disbursements relating to field examinations of the Collateral, any Credit Party’s business and books and records, which, as of the Agreement Date, are $1,000 per examiner per day plus all of the out-of-pocket examination costs and travel and other expenses reasonably incurred by such examiners.

25)	Cross Default Amount:

$100,000

26)           Judgment Cross Default Amount:

$100,000

8

27)	Compensation:

No increase in compensation shall be permitted.

28)	Intellectual Property:

See attached two documents on trade marks

29)	Silverstar Holdings, Ltd. Capitalization

See attached document,

9

30)	Notice Addresses:
If to Borrower:	77 Muswell Hill, London N10 3PJ, United Kingdom

Attention: Clive Kabatznik

Facsimile No.:44-20-8343-7447

With a copy to:	Olswang

90 High Holborn, London WC1V 6XX

Attention: Tony Leifer

Facsimile No.:44-20-7067-3999

If to Silverstar Holdings:	Silverstar Holdings, Ltd.

1900 Glades Road, Suite 435, Boca Raton, Florida

Attention: Clive Kabatznik

Facsimile No.:(561) 479-0757

With a copy to:	Troutman Sanders LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174-0700

Attention: Michael A. Karpen

Facsimile No.: (212) 704-5949

If to Empire Holdings:	Empire Interactive Holdings Limited

77 Muswell Hill, London N10 3PJ

United Kingdom

Attention: Clive Kabatznik

Facsimile No.:44-20-8343-7447

With a copy to:	Olswang

90 High Holborn, London WC1V 6XX

Attention: Tony Leifer

Facsimile No.:44-20-7067-3999

If to Empire UK:	Empire Interactive Plc

77 Muswell Hill, London N10 3PJ

United Kingdom

Attention: Clive Kabatznik

Facsimile No.:44-20-8343-7447

10

With a copy to:	Olswang

90 High Holborn, London WC1V 6XX

Attention: Tony Leifer

Facsimile No.:44-20-7067-3999

If to Agent:	Full Circle Partners, LP

800 Westchester Avenue

Suite S-620

Rye Brook, NY 10573

Attention: John Stuart

Facsimile No.: (203) 286-1445

With a copy to:	DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020-1104

Attention: James T. Seery

Facsimile No.: (212) 884-8530

If to Lenders:	Full Circle Partners, LP

800 Westchester Avenue

Suite S-620

Rye Brook, NY 10573

Attention: John Stuart

Facsimile No.: (203) 286-1445

With a copy to:	DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020-1104

Attention: James T. Seery

Facsimile No.: (212) 884-8530

11

EXHIBIT A

FORM OF BORROWING BASE CERTIFICATE

[To Be Provided On Borrower’s Letterhead]

____________, 200_

Full Circle Partners, LP

800 Westchester Avenue

Suite S-620

Rye Brook, NY 10573

Attention: John Stuart

The undersigned, the _________________________ of Empire Interactive Europe Limited, a company organized under the laws of England (“Empire Europe” or “Borrower”) and Empire Interactive, Inc., a corporation incorporated under the laws of Maryland (“Empire US”) gives this certificate to Full Circle Partners, LP, a Delaware general partnership (“Full Circle”), in accordance with the requirements of that certain Loan, Guaranty and Security Agreement (the “Loan Agreement”) entered into as of the 7th day of November 2008 among the Borrower, Silverstar Holdings, Ltd. a company organized under the laws of Bermuda, Empire Interactive Plc, a company organized under the laws of England, and Empire Interactive Holdings Limited, a company organized under the laws of England, each a guarantor thereunder, and Full Circle as a Lender, and Agent for the Lenders.

Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

Set forth on Appendix 1 attached hereto is a true, accurate, and complete calculation with respect to the Borrowing Base under the Loan Agreement.

Yours truly,

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A TO LOAN, GUARANTY AND SECURITY AGREEMENT

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[To Be Provided On Borrower’s Letterhead]

__________________, 200_

Full Circle Partners, LP

800 Westchester Avenue Suite S-620

Rye Brook, NY 10573

Attn.: John Stuart

I, _________________________, do hereby certify that I am the duly qualified and elected _____________ of Empire Interactive Europe Limited, a company organized under the laws of England (the “Company”) and that, as such, I have access to the Company records, am familiar with the matters certified herein, and am authorized to execute and deliver in the name of, and on behalf of, the Company, and not in any individual or personal capacity, this certificate (this “Certificate”) pursuant to that certain Loan, Guaranty and Security Agreement, dated as of November 7, 2008 (the “Loan Agreement”), by and among the Company, Silverstar Holdings, Ltd., Empire Interactive Plc, Empire Interactive, Inc., and Empire Interactive Holdings Limited, each a guarantor thereunder, and Full Circle Partners, LP, as a lender and agent for the lenders party thereto from time to time. Capitalized terms used in this Certificate and not defined herein, have the respective meanings ascribed thereto in the Loan Agreement.

1.         As of the date hereof, with respect to Sections 13(a)(i) through 13(a)(xvii), inclusive, no Default has occurred and is continuing, other than: ________________________ [if none, so state];

2.         As of the date hereof, the Company is current in all material respects their payment of all accrued rent and other charges to Persons who own or lease any premises where any of the Collateral is located, and, to the knowledge of the Company after reasonable inquiry there are no pending disputes or claims regarding the Companies’ failure to pay or delay in payment of any such rent or other charges.

EXHIBIT B TO LOAN, GUARANTY AND SECURITY AGREEMENT

IN WITNESS WHEREOF, I have executed this Compliance Certificate, in the name of, and on behalf of, the Companies as of the date first above written.

EMPIRE INTERACTIVE EUROPE LIMITED
By: _________________________
Name:
Title:

EXHIBIT C

FORM OF NOTE

New York, New York

November 7, 2008

FOR VALUE RECEIVED, the undersigned, Empire Interactive Europe Limited, a company organized under the laws of England (a “Borrower”), hereby promises to pay to the order of Full Circle Partners, LP (“Holder”) the principal sum of Two Million One Hundred Thousand and 00/100 ($2,100,000.00) Dollars in accordance with that certain Loan, Guaranty and Security Agreement, dated as of November 7, 2008 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Loan Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, Silverstar Holdings, Ltd., a company organized under the laws of Bermuda, Empire Interactive PLC, a company organized under the laws of England, and Empire Interactive Holdings Limited, a company organized under the laws of England (each a “Guarantor”), and Holder, as a Lender and agent for the Lenders party thereto from time to time (in such capacity, the “Agent”).

The Borrower promises to pay interest on the unpaid principal amount of $2,100,000 from the date of the Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Loan Agreement. All payments of principal and interest shall be made to the Agent for the account of Holder in immediately available funds at the Agent’s principal place of business. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Loan Agreement.

This Note is one of the Notes referred to in the Loan Agreement, is entitled to the benefits thereof, may be prepaid in whole or in part subject to the terms and conditions provided therein and is secured by the Collateral as provided for in the Loan Agreement and the Loan Documents. Upon the occurrence and continuation of one or more of the Defaults specified in the Loan Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable as provided in the Loan Agreement. Each Loan made by the Lenders shall be evidenced by one or more loan accounts or records maintained by the Lenders in the ordinary course of business. The Lenders may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Loan and payments with respect thereto.

Time is of the essence for this Note. Holder shall not be deemed to waive any of its rights under this Note unless such waiver be in writing and signed by Holder. No delay or omission by Holder in exercising any of its rights under this Note shall operate as a waiver of such rights and a waiver in writing on one occasion shall not be construed as a consent to or a waiver of any right or remedy on any future occasion.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

The word “Holder” as used herein shall include permitted transferees, successors and assigns of Holder, and all rights of Holder hereunder shall inure to the benefit of its transferees, successors and assigns. All obligations of Borrower hereunder shall bind such person’s legal representatives, successors and assigns.

THIS TERM LOAN NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[signature page follows]

IN WITNESS WHEREOF, the Borrower has executed this Term Loan Note as of the day and year first above written.

EMPIRE INTERACTIVE EUROPE LIMITED

By:_______________________________
Name:
Title:

EXHIBIT D

                FORM OF IRREVOCABLE PAYMENT INSTRUCTIONS

November ___, 2008

Atari, Inc.

[address]

Attention:

Re:	Empire Interactive, Inc. (the “Company”)

Ladies and Gentlemen:

Please be advised that the Company has entered into financing arrangements with Full Circle Partners, L.P. as lender (in such capacity the “Lender”) and agent (in such capacity the “Agent”), pursuant to which Lender has made, and may in the future from time to time make, loans and advances and provide other financial accommodations to the Company and Company’s affiliates. As security for the obligations of the Company to Agent, the Company has granted a continuing security interest to Agent for the benefit of Lender in, among other things, the Company’s right, title and interest in and to all accounts and other receivables of the Company, and proceeds thereof, including all amounts at any time payable by you to the Company under the distribution agreement between you and the Company dated as of August 13, 2008 (the “Agreement”).

Accordingly, and notwithstanding anything to the contrary contained in any contract or agreement between you and the Company, or any prior instructions to you, your affiliates and successors and permitted assigns, by the Company or any other person or entity, unless and until you receives written instructions from Agent to the contrary, effective as of the day you receive these instructions, all amounts payable by you to the Company, whether under the Agreement or otherwise, shall be remitted by you by federal funds wire transfer or electronic depository transfer directly to the following bank account, or to such other account or address, or in such other manner, as Agent shall determine (the “Settlement Account”):

Bank:

ABA No.:

Credit:

Account #:

Further Credit:

Account #:

In the event you at any time receive any other instructions from Agent with respect to the disposition of amounts payable by you to the Company, you are hereby irrevocably authorized and directed to follow such instructions, without inquiry as to Agent’s or Lender’s right or authority to give such instructions.

EXHIBIT C TO LOAN, GUARANTY AND SECURITY AGREEMENT

These Irrevocable Payment Instructions may not be changed, modified, or terminated, except by written agreement signed by Agent.

[signature page follows]

Kindly acknowledge your receipt of, and agreement to, the foregoing by signing in the space provided below.

Very truly yours,

Empire Interactive, Inc.
(Company)

By:_______________________________

Name:

Title:

Date:

ACKNOWLEDGED AND AGREED:

ATARI, INC.

By:__________________________

Name:________________________

Title:_________________________

Date:_________________________

FULL CIRCLE PARTNERS, LP, as agent

By:__________________________

Name:________________________

Title:_________________________

Date:_________________________